Exhibit 10.1

November 28, 2023

Mark DiSiena

8408 E. Quarterhorse Trail

Scottsdale, AZ 85258

Mark.DiSiena@ageagle.com; disienamark@gmail.com

Re: Offer of Employment

Dear Mark,

AgEagle Aerial Systems, Inc., a Nevada corporation (the “Company”) is pleased to offer you the position of Chief Financial Officer (CFO) of the Company. Your full-time employment shall commence December 1, 2023 (your “Commencement Date”). You shall be based out of your home office in Scottsdale, Arizona, and you will report to the Chief Executive Officer.

In anticipation of the execution of an Executive Employment Agreement (“Employment Agreement”) only general terms of the offer are set forth herein as the comprehensive terms and conditions will be covered in the Employment Agreement. Until that agreement has been fully executed, as a condition of your employment, and in consideration of your employment and the payments and benefits provided herein, you are required to sign and return to the Company the enclosed Employee Confidentiality and Proprietary Rights Agreement (the “Confidentiality Agreement”).

This offer is not a guarantee of employment for a specific period of time. Your employment with the Company, should you accept this offer, will be “at-will,” which means that you or the Company may terminate your employment for any or no reason, at any time. During your employment with the Company, you are required to devote your full business time and best efforts to your duties, which will be detailed in the Employment Agreement. Further, you acknowledge and agree that, as an employee of the Company, you will comply with all laws and regulations, as well as Company rules, policies and procedures as may be in effect from time to time.

Your compensation package will consist of the following:

Base Salary: $275,000 per year, paid in accordance with the Company’s standard payroll procedures, including appropriate federal, state and local withholdings and taxes, as required pursuant to any law or governmental regulation or ruling.

Sign On Bonus: Maximum of 400,000 RSUs, which may be reduced such that the value does not exceed $60,000 total award value, determined at the time of the award, with 50% of the RSUs to vest one year after Commencement Date, and the remainder to vest two years after Commencement Date.

First Year Performance Bonus Potential: The Performance Bonus component shall be made up of cash and RSU awards: (i) Cash Performance Bonus component of up to a maximum of $75,000 and (ii) a maximum of 400,000 RSUs, Performance Bonus component, which may be reduced such that the value does not exceed $60,000 total award value, with award value determined at close of business on the day the award is approved by the Board of Directors (“BOD”), with 34% of the total RSU award to vest at the time of the award date, 33% of the original award amount to vest one year after the award date, and the remainder to vest two years after the award date. Eligibility for the Performance Bonus will follow completion of one full calendar year of employment (January 1- December 31), with performance evaluated and Performance Bonus determination to occur no later than the end of the first quarter following the calendar year for which performance is being reviewed. The Performance Bonus is subject to your continued employment with the Company through the end of the full calendar year for which the cash Performance Bonus is being awarded and, for RSUs, Performance Bonus, through the date when the vesting occurs.

Mark DiSiena November 28, 2023 Page 2

The actual Performance Bonus amounts each year will be determined at the sole discretion of the BOD based upon an assessment of a combination of your achievement of designated personal goals and the Company reaching designated corporate goals. Goals for a given calendar year will be established by the BOD, in consultation with you.

The Board shall review your performance annually, and the Board, in its sole discretion, may revise your compensation package, at any time, in accordance with a reasonable business purpose, including but not limited to, review of performance.

During your employment, you will receive paid time off and holidays in accordance with the Company’s current policy that is in effect for all Executives. Any benefits to which you are entitled shall be determined in accordance with such plans and programs and Company policy that are in effect for all Executives. Currently, the Company covers the cost for Executives (you) and your dependents for your selection of the medical, dental and vision plans offered by the Company. The Company reserves the right to suspend, amend or terminate any employee benefit plan or program at any time.

This offer of employment and continued employment is conditioned on your establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Once this offer has been accepted, you will receive instructions on completing Form I-9. Although this offer would be contingent upon the satisfactory completion (at the Company’s sole discretion) of reference, drug and background checks, these requirements are waived given the recent satisfactory background check completed in pursuit of your independent contractor status with the Company.

If you have any questions or issues that may arise after reviewing this offer letter, please do not hesitate to contact me. We look forward to welcoming you to AgEagle Aerial Systems Inc.

Sincerely,

/s/ Grant Begley
Grant Begley, Chairman of the Board

“Agreed and Acknowledged” (please sign, date, and retain a copy for your records)

/s/ Mark DiSiena
Mark DiSiena

Date:	November 30, 2023